September 3, 2003


VIA EMAIL, FACSIMILE (323-817-4776), AND OVERNIGHT MAIL
-------------------------------------------------------

Stephen Kay
Executive Vice President and General Counsel
Gemstar/TV Guide
6922 Hollywood Blvd.
12th Floor
Los Angeles, California  90028

Dear Mr. Kay,

         Youbet.com, Inc. ("Youbet") acknowledges receipt of your letter dated August 29, 2003. While we acknowledge receipt, we are in vigorous disagreement with the content and timing of your letter. Youbet has done nothing more than provide our shareholders an opportunity to study and vote on certain proposals, the implementation of which may inure to their long-term benefit. As you are no doubt aware, under normal circumstances your letter would have been received prior to a definitive proxy being filed. We are at a loss as to why you have now elected to protest so adamantly. Our confusion continues, as we note that one of the shareholder proposals to which Gemstar-TV Guide International, Inc. ("Gemstar") apparently objects is for staggering the Youbet Board in a fashion that is substantially similar to that of Gemstar itself. ODS Technologies, L.P. ("TVG"), as one shareholder, is perfectly free to vote as it sees fit and, in accordance with solicitation procedures, solicit other shareholders to vote accordingly. Moreover, TVG could have provided alternate language or proposals at an earlier, more appropriate time as well, but failed to do so.

         While Youbet also acknowledges that TVG holds a warrant that upon exercise could result in TVG owning 51% of the outstanding common stock of Youbet, TVG has yet to exercise and, while not contractually obligated to, has yet to even indicate a desire to exercise that warrant. In fact, TVG presently owns 3,884,650 shares of Youbet stock and has previously given indications that it does NOT wish to own 51% of Youbet. Thus, as we recently informed TVG and its representatives, we are at a loss as to what TVG has to complain about. Furthermore, as we informed TVG several months ago, we indicated that a Hart-Scott-Rodino Act review will be required and its outcome anything but certain.

         Be that as it may, concerning the claims in your letter regarding Board Representation, we fail to, and believe that any trier of fact will fail to, find language in either the Additional Warrant or Warrant Issuance Agreement to support your contentions. On the contrary, the clear language of the Warrant Issuance Agreement remains fully achievable in light of the proposals contained in our definitive proxy, to wit:

                  In furtherance of the foregoing, during the Director Designation Period, at each annual or special meeting of the stockholders of UBET at which members of the UBET Board are to be elected, UBET agrees to use its best efforts to cause the UBET Board (or any authorized committee thereof) to nominate and recommend the election to the UBET Board of a number of directors designated by TVG in the ratio to the fully constituted UBET Board set forth above, based on the percentage of the outstanding shares of UBET common stock owned by TVG as of the record date for such meeting of UBET stockholders. During the Director Designation Period, UBET agrees (i) to use its best efforts to fill any vacancy created by the resignation, withdrawal or removal of any director designated by TVG with a new director designated by TVG [NOTE: ALTHOUGH TVG HAS A RIGHT PRESENTLY TO SO

                                                               September 3, 2003
                                                                     Page 2 of 3


         DESIGNATE A DIRECTOR, IT HAS FAILED TO DO SO TO DATE], and (ii) to not take any action to increase the number of directors constituting the full UBET Board if, as a result of such increase and the filling of vacancies created thereby, the ratio of directors of the UBET Board designated by TVG to the total number of directors shall be a fraction less than the ratio of the TVG-designated directors to the total number of directors immediately prior to such increase (emphasis added).

While your letter alluded to certain vague concepts purported to be related to designation of directors, the more specific language above will prevail in contract interpretation. Additionally, an unbiased reading of this language is in no way inconsistent with Youbet's proxy proposals. That is, TVG's rights remain intact with regard to designating directors at annual or special meetings of the stockholders of UBET held for the purpose of electing directors. TVG clearly retains the right to exercise its warrant. TVG clearly retains the right to designate directors in accordance with the Warrant Issuance Agreement. Just as clearly, we have committed no breach of these provisions, material or otherwise. Ironically, and to the contrary, your veiled threat of capriciously terminating the TVG/Youbet License Agreement, if carried out, would be viewed as a material breach, in which case Youbet would have no choice but to resolutely pursue all available remedies. Youbet cautions all those involved in framing the threat to our content not to jeopardize Youbet's track and industry relationships, or the rights of our shareholders to benefit from them in the form of earnings and stock price appreciation.

         Moreover, while TVG, by and through Gemstar, now cries foul, we have to ask, given the ominous and very detailed language included in the various agreements, why TVG did not negotiate for alternative language regarding corporate governance? (Perhaps it did and the language was not accepted at the time. Current Youbet management, as you know, was not a party to those negotiations.) Nevertheless, Youbet management is earnestly employing its best efforts to function within the boundaries of the associated agreements. For all that TVG has received and continues to receive pursuant to the various agreements (more than $10 million to date), we and our shareholders fail to see any fundamental change to the economics of the transactions between Youbet and TVG. On the contrary, any objective viewing of the agreements and aggressive actions of TVG from the time of conception of the agreements to date has and continues to raise serious legal issues that will result in appropriate legal action if Youbet is forced to defend itself.

         We remind you, as we would any shareholder, that while you are our largest single shareholder, you are still but one shareholder unless and until you exercise and receive 51% of our shares. As I am certain you will appreciate, Youbet management is deeply committed to act in a manner that is in the best interest of all shareholders, and will not act in the special interest of one. This management team has increased the value of your investment in a very short period of time including growth over the last 12 months of approximately 493% in stock price appreciation. Your four thousand dollar investment is now worth over twelve million dollars. Youbet has also driven revenue faster than its competitors, including TVG. The Youbet management team will continue to do that which it believes best promotes shareholder value. On the other hand, Youbet genuinely values its relationship with TVG as both a licensor and shareholder. But, until TVG pays for and exercises its warrant, Youbet has an obligation to ALL shareholders and not just TVG. That obligation includes engaging in good corporate governance and ensuring that our shareholders (all of them) can count on a smooth and orderly transition of the company should TVG or any other suitor with shareholder consent or without shareholder consent seek to take control of Youbet. It should be noted in fact that Gemstar/TVG has voiced the sole complaint regarding the proxy. Of the numerous other calls and contacts with shareholders regarding the proxy, all have been favorable to Youbet while quite aware of the TVG warrant.

         With regard to statements purportedly made by Mr. Champion to Mr. Wilson, suffice it to say that we disagree with the intent, specifics, context, and characterization of those conversations as portrayed in your letter. This is one more example of the tenuous relationship that, contrary to your understanding, has developed between TVG and Youbet. We regret this deterioration, and feel that TVG's communication failures are at the root of this problem.

          Youbet stands ready to forcefully defend itself in the matters you raise in your letter. However, as Mr. Champion stated to Mr. Wilson, Youbet continues to desire a more comprehensive agreement that Youbet believes can be in the best interest of both Gemstar and Youbet and which could make the current contentiousness moot. Youbet is now in the process of preparing such a proposal for presentation to Mr. Shell. We would prefer to focus our attention on such a constructive win-win prospect as opposed to a protracted contest which may very well result in a negative impact on both Youbet and Gemstar shareholder value and which could result in shareholder suits alleging such diminution in shareholder value. Youbet hopes that Gemstar is pragmatic and will choose a constructive path. We wish to continue to make clear our desire and willingness to open a constructive dialogue with Gemstar as soon as practicable. Mr. Champion will contact Mr. Shell shortly to advance this dialogue.

         Youbet intends to move forward and actively seek ways to enhance our shareholder's value. Gemstar must decide whether it will participate as a partner in that effort. We will be prepared in any event.

Sincerely,



VICTOR J. GALLO
General Counsel


cc:      Charles Champion, Chairman & CEO,
         Jeff Shell, CEO, Gemstar